                                                                      EXHIBIT B

                             CASINO AMERICA, INC.

                            1993 STOCK OPTION PLAN

                           AS AMENDED, MARCH 5, 1996

                               ----------------

  1. PURPOSE OF THE PLAN

  The purpose of this Plan is to further the growth of Casino America, Inc. ("Casino") and its Subsidiaries (Casino and its Subsidiaries together being the "Company") by offering an incentive to officers, directors and other key employees of the Company to continue in the employ of the Company, and to increase the interest of these employees in Casino, through additional ownership of its common stock.

  2. DEFINITIONS

  Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

    (a) "Board of Directors" means the Board of Directors of Casino.

    (b) "Change of Control" means the acquisition by any person or group (as that term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated pursuant to that act) in a single transaction or a series of transactions of 30% or more in voting power of the outstanding stock of Casino and a change of the composition of the Board of Directors so that, within two years after the acquisition took place, a majority of the members of the Board of Directors of Casino, or of any corporation with which Casino may be consolidated or merged, are persons who were not directors or officers of Casino or one of its Subsidiaries immediately prior to the acquisition, or to the first of a series of transactions which resulted in the acquisition of 30% or more in voting power of the outstanding stock of Casino.

    (c) "Code" means the Internal Revenue Code of 1986, as amended.

    (d) "Committee" means the committee referred to in Section 5.

    (e) "Common Stock" means the common stock, par value $.01 per share, of Casino.

    (f) "Corporate Transaction" means any (i) reorganization or liquidation of Casino, (ii) reclassification of Casino's capital stock, (ii) merger of Casino with or into another corporation, or (iv) the sale of all or substantially all the assets of Casino, which results in a significant number of Employees being transferred to a new employer or discharged or in the creation or severance of a parent-subsidiary relationship.

    (g) "Date of Grant" means, as the case may be: (i) the date fixed in this Plan for mandatory grants of Options; (ii) the date the Committee approves the grant of an Option pursuant to this Plan; or (iii) such later date as may be specified by the Committee as the date a particular Option granted pursuant to this Plan will become effective.

    (h) "Exercise Price" means the price per share which must be paid upon exercise of an Option. The Exercise Price may be paid in cash, property (including Common Stock) or a combination of both cash and property, as determined by the Employee upon exercise of the Option and as set forth in
  Section 9(c) hereof.

    (i) "Fair Market Value" means: (i) if the Common Stock is traded in a market in which actual transactions are reported, the mean of the high and low prices at which the Common Stock is reported to have traded on the relevant date in all markets on which trading in the Common Stock is reported or, if there is no reported sale of the Common Stock on the relevant date, the mean of the highest reported bid price and lowest reported asked price for the Common Stock on the relevant date; (ii) if the Common Stock is Publicly Traded but only in markets in which there is no reporting of actual transactions, the mean of the highest reported bid price and the lowest reported asked price for the Common Stock on the relevant date; or (iii) if the Common Stock is not Publicly Traded, the value of a share of Common Stock as determined by the most recent valuation prepared by an independent expert at the request of the Committee.

    (j) "Incentive Stock Option" means any Option which, at the time of the grant, is an incentive stock option within the meaning of Section 422 of the Code.

    (k) "Non-Qualified Option" means any Option that is not an Incentive Stock Option pursuant to the terms of this Plan.

    (l) "Option" means any option granted pursuant to this Plan, including any Reload Options as defined herein.

    (m) "Participant" means any person employed by the Company within the meaning of Section 3401(c) of the Code and the regulations promulgated thereunder; and any officer or director of the Company even if he is not an employee within the meaning of the first clause of this subsection.

    (n) "Publicly Traded" means that a class of stock is required to be registered pursuant to Section 12 of the Exchange Act, or that stock of that class has been sold within the preceding 12 months in an underwritten public offering, or stock that is regularly traded in a public market.

    (o) "Reload Option" means an Option granted to a Participant equal to the number of shares of already owned Common Stock delivered by the Participant to pay for the exercise of an Option, as more fully described in Section 15 below.

    (p) "Retirement" means a Termination of Employment by reason of a Participant's retirement at a time when the Participant is at least 65 years old, other than by reason of a termination by resignation, discharge, death or Total Disability or the resignation, failure to stand for re-election or dismissal from the Board of Directors.

    (q) "Subsidiary" means any corporation that is a subsidiary with regard to Casino as that term is defined in Section 424(f) of the Code.

    (r) "Termination of Employment" means the time when the employee-employer relationship between an employee-Participant and the Company ceases to exist for any reason including, but not limited to, a termination by resignation, discharge, death, Total Disability or Retirement or the resignation, failure to stand for re-election or dismissal from the Board of Directors.

    (s) "Total Disability" means the inability of a Participant to perform the material duties of his or her job by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months. All determinations as to the date and extent of disability of a Participant will be made in accordance with the written policy pertaining to Participant disability, if any, of the Company by which an employee-Participant is employed. In the absence of a written policy pertaining to Participant disability, all determinations as to the date and extent of disability of a Participant will be made by the Committee in its sole and absolute discretion. In making its determination, the Committee may consider the opinion of the personal physician of the Participant or the opinion of an independent licensed physician of the Company's choosing.

  3. EFFECTIVE DATE OF THE PLAN

  The "Effective Date" of this Plan is January 14, 1993. This Plan shall become effective on the Effective Date, subject to approval of the Plan not later than 12 months from the Effective Date, by the affirmative vote of the holders of a majority of the shares of voting stock of Casino present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware. The Plan was approved by the shareholders of Casino on November 17, 1993.

  4. ADMINISTRATION OF THE PLAN

  The Committee shall be responsible for the administration of this Plan, and shall grant Options pursuant to this Plan. Subject to the express provisions of this Plan, the Committee shall have full authority to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Committee on the matters referred to in this Section shall be conclusive. The Committee may not amend this Plan. No member of the Committee shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

  5. THE COMMITTEE

  The Committee shall be the Board of Directors of Casino or a committee of the Board consisting of not fewer that two members of the Board of Directors. Unless the Board of Directors appoints a Committee, the Board of Directors itself shall be the Committee. If the Committee is the Board of Directors, it shall hold meetings and act as provided in Casino's bylaws. If the Committee is other than the Board of Directors: (a) the Committee shall hold its meeting at such times and places as it may determine and shall maintain written minutes of its meetings; (b) a majority of the members of the Committee shall constitute a quorum at any meeting of the Committee; (c) all determinations of the Committee shall be made by the vote of a majority of the members who participate in a meeting; (d) the members of the Committee may participate in a meeting of the Committee in person or by conference telephone or similar communications equipment by means of which all members can hear each other; and (e) any decision or determination by written consent of all of the members of the Committee shall be as effective as if it had been made by a vote of a majority of the members who participate in a meeting.

  6. STOCK SUBJECT TO THE PLAN

  From and after March 5, 1996, the maximum number of shares of Common Stock as to which Options may be granted pursuant to this Plan is One Million Two Hundred Thousand (1,200,000) shares. The maximum number of shares of such Common Stock shall be reduced each year by the required or discretionary grant of Options as provided herein (including Reload Options as described in Section 15 below). If any Option expires or is canceled without being exercised in full, the number of shares as to which the Option is not exercised will once again become shares as to which new Options may be granted. The Common Stock that is issued on exercise of Options may be authorized but unissued shares or shares that have been issued and reacquired by Casino.

  7. PERSONS ELIGIBLE TO RECEIVE OPTIONS

  Options may be granted only to Participants, as defined in Section 2(m) above.

  8. GRANTS OF OPTIONS

  (a) In General. Except as otherwise provided herein (including but not limited to subsection (b) of this Section 8 and Section 15 hereof, pertaining to Reload Options), the Committee shall have complete discretion to determine when and to which Participants Options are to be granted, the number of shares of Common Stock as to which Options granted to each Participant will relate, whether Options granted to a Participant will be Incentive Stock Options or Non-Qualified Options or partly Incentive Stock Options and partly Non-Qualified Options and, subject to the limitations in Sections 9 and 10 below, the Exercise Price and the term of Options granted to a Participant. Any Options that are not designated as Incentive Stock Options when they are granted shall be Non-Qualified Options. No grant of an Incentive Stock Option may be conditioned upon a Non-Qualified Option's having yet been exercised in whole or in part, and no grant of a Non-Qualified Option may be conditioned upon an Incentive Stock Options's having not been exercised in whole or in part. Notwithstanding the foregoing, directors who are members of the Committee shall not receive options pursuant to the Plan other than pursuant to subsection (b) below, so long as they are serving on the Committee, and may not have received options pursuant to the Plan other than pursuant to subsection (b) below, or pursuant to any other plan of the Company, during the twelve month period immediately prior to their becoming a member of the Committee.

  (b) Mandatory Grant of Director Options. From and after August 15, 1994, upon the initial election or appointment of any person to the Board of Directors of Casino, such director shall be granted (whether or not he or she would otherwise be a Participant, as defined in Section 2(m) hereof) as compensation for serving as a director, Options to acquire Twenty-Two Thousand Five Hundred (22,500) shares of Common Stock. Notwithstanding any vesting provisions provided elsewhere in this Plan or in the Stock Option Agreement, one-half of the Options granted to directors hereunder shall vest immediately and one-half of such Options shall vest one year from the Date of Grant, and shall be granted for a term of five years.

  9. OPTION PROVISIONS

  (a) Exercise Price. The Exercise Price of each Option shall be as determined by the Committee; provided, however, that in the case of Incentive Stock Options, the Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant of the Option; and, provided further, however, that notwithstanding the foregoing, the Exercise Price of both Incentive Stock Options and Non-Qualified Options for directors granted pursuant to Section 8(b) above shall be 100% of the Fair Market Value of the Common Stock on the Date of Grant of the Option. The Exercise Price of any Reload Options shall be as determined pursuant to Section 15 of this Plan.

  (b) Term. The term of each Option shall be as determined by the Committee, but in no event shall the term of an Option (whether or not an Incentive Stock Option) be longer than ten (10) years from the Date of Grant; provided, however, that the term of any Reload Options shall be determined as provided in Section 15 of this Plan.

  (c) Manner of Exercise. An Option that has vested pursuant to the terms of this Plan may be exercised in whole or in part, in increments of a minimum of 100 shares, at any time, or from time to time, during its term. To exercise an Option, the Participant exercising the Option must deliver to Casino, at its principal office:

    (i) a written notice of exercise of the Option, which states the extent to which the Option is being exercised and which is executed by the Participant;

    (ii) a certified or bank cashier's check in an amount, or Common Stock with a Fair Market Value, equal to the Exercise Price of the Option times the number of shares as to which it is being exercised, or a combination of the foregoing; and

    (iii) a certified or bank cashier's check equal to any withholding taxes the Company is required to pay as a result of the exercise of the Option by the Participant.

  The day on which Casino receives all of the items specified in this subsection shall be the date on which the Option is exercised to the extent described in the notice of exercise.

  (d) Delivery of Stock Certificates. As promptly as practicable after an Option is exercised, Casino shall cause the transfer agent to deliver to the Participant who exercises the Option certificates, registered in that person's name, representing the number of shares of Common Stock that were purchased by the exercise of the Option. Each certificate may, if applicable, bear a legend to indicate that, the Common Stock represented by the certificate was issued in a transaction which was not registered pursuant to the Securities Act of 1933, as amended (the "Act"), and may only be sold or transferred in a transaction that is registered pursuant to the Act or is exempt from the registration requirements of the Act.

  (e) Vesting of Options. Except as otherwise provided in this Plan, the Options granted hereunder to Participants shall be subject to such conditions as to vesting as shall be determined by the Committee, in its sole and absolute discretion, at the Date of Grant of the Option, and the terms of such vesting shall be clearly set forth in the instrument granting the Option; provided, however, that upon a Change of Control, any Options that have not yet vested in accordance with the terms of this Plan and the Stock Option Agreement shall vest upon such Change of Control. An Option shall "vest" at such time as it becomes exercisable in accordance with this Plan and the Stock Option Agreement. Upon exercise of an Option and the delivery of the stock certificates as provided herein, the Common Stock acquired upon exercise of the Option shall not be subject to forfeiture by the Participant for any reason whatsoever. Notwithstanding any of the foregoing, an officer, director or person who beneficially owns ten percent (10%) or more of the Common Stock (including Options to acquire Common

Stock) shall not sell or otherwise dispose of Common Stock acquired upon exercise of an Option granted hereunder until at least six months shall elapse from latter of (i) the Effective Date of the Plan, or (ii) the Date of Grant of the Option to the date of sale or other disposition of the Common Stock acquired upon exercise of the Option.

  (f) Nontransferability of Options. During the lifetime of a person to whom an Option is granted pursuant to this Plan, the Option may be exercised only by that person or by his or her guardian or legal representative. An Option may not be assigned, transferred, sold, pledged or hypothecated in any way; shall not be subject to levy or execution or disposition under the Bankruptcy Code of 1978, as amended, or any other state or federal law granting relief to creditors, whether now or hereafter in effect; and shall not be transferable otherwise than by will or the laws of descent and distribution. Casino will not recognize any attempt to assign, transfer, sell, pledge, hypothecate or otherwise dispose of an Option contrary to the provisions of this Plan, or to levy an attachment, execution or similar process upon any Option and, except as expressly stated in this Plan, Casino shall not be required to, and shall not, issue Common Stock on the exercise of an Option to anyone who claims to have acquired that Option from the person to whom it was granted in violation of this subsection.

  (g) Retirement of Holder of Option. If there is a Termination of Employment of an employee-Participant to whom an Option has been granted due to Retirement, each Incentive Stock Option held by the retired Participant, whether or not then vested, may be exercised until the earlier of: (x) the end of the three (3) month period immediately following the date of such Termination of Employment; or (y) the expiration of the term specified in the Option. In the case of a Non-Qualified Option, there shall be substituted the words, "the end of the twelve (12) month period" for the words "the end of the three (3) month period" in the immediately preceding sentence.

  (h) Total Disability of Holder of Option. If there is a Termination of Employment of an employee-Participant to whom an Option has been granted by reason of his or her Total Disability, each Option held by the Participant, whether or not then vested, may be exercised until the earlier of: (x) the end of the twelve (12) month period immediately following the date of such Termination of Employment; or (y) the expiration of the term specified in the Option.

  (i) Death of Holder of Option. If there is a Termination of Employment of a Participant to whom an Option has been granted by reason of (i) his or her death, or (ii) the death of a former Participant within three (3) months following the date of his or her Retirement (or, in the case of a Non-Qualified Option, within twelve (12) months following the date of his or her Retirement), or (iii) the death of a former Participant within twelve (12) months following the date of his or her Termination of Employment by reason of Total Disability, then each Option held by the person at the time of his or her death, whether or not then vested, may be exercised by the person or persons to whom the Option shall pass by will or by the laws of descent and distribution (but by no other persons) until the earlier of: (x) the end of the twelve (12) month period immediately following the date of death (or such longer period as is permitted by the Committee); and (y) the expiration of the term specified in the Option, provided, however, that in no event is the term of the Option to be deemed to expire prior to the end of three (3) months from the date of death of the Participant.

  (j) Termination of Employment Other Than for Retirement, Death or Disability. If there is a Termination of Employment of an employee-Participant to whom an Option has been granted pursuant to this Plan for any reason other than the Retirement, death or Total Disability of the employee-Participant, then all Options held by such employee-Participant which are then vested may be exercised until the earlier of: (x) the three (3) month period immediately following the date of such Termination of Employment; or (y) the expiration of the term specified in the Option.

  (k) Stock Option Agreement. As promptly as practicable after a Participant is granted an Option pursuant to this Plan, the Committee shall send the Participant a document setting forth the terms and conditions of the grant. The form of grant document shall be substantially as set forth in Exhibit "A" attached hereto. Each Option granted pursuant to this Plan must be clearly identified as to whether it is or is not an Incentive Stock Option and shall set forth all other terms and conditions relating to the exercise thereof. In the case of an Incentive Stock Option, the document shall include all terms and provisions that the Committee determines to be necessary or desirable in order to qualify the Option as an Incentive Stock Option within the meaning of Section 422 of the Code. If a Participant is granted an Incentive Stock Option and a Non-Qualified Option at the same time, the Committee shall send the Participant a separate document relating to each of the Incentive Stock Option and the Non-Qualified Option.

  10. SPECIAL PROVISIONS RELATING TO INCENTIVE STOCK OPTIONS

  No Incentive Stock Option may be granted pursuant to this Plan after ten
(10) years from the first to occur of: (i) the date this Plan is adopted by the Board of Directors; or (ii) the date this Plan is approved by the stockholders of Casino. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Date of Grant or such shorter period as is provided herein. Notwithstanding Sections 8(b) and 15 hereof, Incentive Stock Options may not be granted to a Participant who, at the time the Option is granted, owns more than ten percent (10%) of the total combined voting power of the stock of Casino, unless: (i) the purchase price of the Common Stock pursuant to the Incentive Stock Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant; and (ii) the Incentive Stock Option by its terms is not exercisable after the expiration of five (5) years from the Date of Grant. The Committee is authorized, pursuant to the last sentence of Section 422(b) of the Code, to provide at the time an Option is granted, pursuant to the terms of such Option, that such Option shall not be treated as an Incentive Stock Option even though it would otherwise qualify as an Incentive Stock Option. The terms of any Incentive Stock Option granted hereunder shall, in the hands of any individual grantee thereof, be subject to the dollar limitations set forth in
Section 422(d) of the Code (pertaining to the $100,000 per year limitation).

  11. RECAPITALIZATION

  (a) In General. If Casino increases the number of outstanding shares of Common Stock through a stock dividend or a stock split, or reduces the number of outstanding shares of Common Stock through a combination of shares or similar recapitalization then, immediately after the record date for the change: (i) the number of shares of Common Stock issuable on the exercise of each outstanding Option granted pursuant to this Plan (whether or not then vested) shall be increased in the case of a stock dividend or a stock split, or decreased in the case of a combination or similar recapitalization that reduces the number of outstanding shares, by a percentage equal to the percentage change in the number of outstanding shares of Common Stock as a result of the stock dividend, stock split, combination or similar recapitalization; (ii) the Exercise Price of each outstanding Option granted pursuant to this Plan (whether or not then vested) shall be adjusted so that the total amount to be paid upon exercise of the Option in full will not change; and (iii) the number of shares of Common Stock that may be issued on exercise of Options granted pursuant to this Plan (whether or not then vested) and that are outstanding or remain available for grant shall be increased or decreased by a percentage equal to the percentage change in the number of outstanding shares of Common Stock.

  (b) Corporate Transactions. If, as a result of a Corporate Transaction while an Option granted pursuant to this Plan is outstanding (whether or not then vested), and the holders of the Common Stock become entitled to receive, with respect to their Common Stock, securities or assets other than, or in addition to, their Common Stock, then upon exercise of that Option the holder shall receive what the holder would have received if the holder had exercised the Option immediately before the first Corporate Transaction that occurred while the Option was outstanding and as if the Company had not disposed of anything the holder would have received as a result of that and all subsequent Corporate Transactions. Casino shall not agree to any Corporate Transaction unless the other party to the Corporate Transaction agrees to make available, on exercise of the Options granted pursuant to this Plan that are outstanding at the time of the Corporate Transaction, the securities or other assets the holders of those Options are entitled pursuant to this subsection to receive.

  12. RIGHTS OF OPTION HOLDER

  (a) Stockholder. The holder of an Option (whether or not then vested) shall not have any rights as a stockholder by reason of holding that Option. Upon exercise of an Option granted pursuant to this Plan, the holder shall be deemed to acquire the rights of a stockholder when, but not before, the issuance of Common Stock as a result of the exercise is recorded in the stock transfer records of Casino.

  (b) Employment. Nothing in this Plan or in the grant of an Option shall confer upon any Participant the right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company to discharge any Participant at any time for any reason whatsoever, with or without cause.

  13. LAWS AND REGULATIONS

  The obligation of Casino to sell and deliver shares of Common Stock on vesting and exercise of Options granted pursuant to this Plan shall be subject to the condition that counsel for Casino be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations. In addition, the Company may, as a condition to such sale and delivery, require the Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for Casino, such a representation is required pursuant to such securities laws.

  This Plan is intended to meet the requirements of Rule 16b-3 in order to provide directors and executive officers with certain exemptions from the application of Section 16(b) of the Exchange Act.

  14. WITHHOLDING OF TAXES

  (a) In General. In addition to the requirement set forth in Section 9(c) above that, in order to exercise an Option granted pursuant to this Plan, a person must make a payment to Casino or authorize withholding in order to enable the Company to pay any withholding taxes due as a result of the exercise of that Option, if an employee-Participant who exercised an Incentive Stock Option disposes of shares of Common Stock acquired through exercise of that Incentive Stock Option either (x) within two years after the Date of Grant of the Incentive Stock Option or (y) within one year after the issuance of the shares on exercise of the Incentive Stock Option then, promptly thereafter, the Participant shall notify the Company of the occurrence of the event and the amount realized upon the disposition of such Common Stock by the Participant, and pay any federal, state and other taxes due as a result thereof.

  (b) Withholding of Taxes. If, whether because of a disposition of Common Stock acquired on exercise of an Incentive Stock Option, the exercise of a Non-Qualified Option or otherwise, the Company becomes required to pay withholding taxes to any federal, state or other taxing authority and the employee-Participant fails to provide the Company with the funds with which to pay that withholding tax, then the Company may withhold, subject to applicable state law, up to fifty percent (50%) of each payment of salary or bonus to the Participant (which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.

  15. RELOAD OPTIONS

  (a) Grant. Whenever a Participant holding any Option outstanding pursuant to this Plan (including Reload Options previously granted pursuant to this Section 15) exercises the Option and makes payment of the Exercise Price pursuant to Section 9(c)(ii) hereof, in whole or in part, by tendering Common Stock previously held by the Participant, then the Company shall grant to the Participant a Reload Option for the number of shares of Common Stock that is equal to the number of shares tendered by the Participant on payment of the Exercise Price of the Option being exercised.

  (b) Reload Option Exercise Price. Subject to Section 10 hereof, the Reload Option Exercise Price per share shall be an amount equal to the Fair Market Value per share of the Company's Common Stock, determined as of the date of receipt by the Company of the notice by the Participant to exercise the Option.

  (c) Term of Reload Option. Subject to Section 10 hereof, the exercise period of the Reload Option shall expire, and the Reload Option shall no longer be exercisable, on the later to occur of (i) the expiration date of the originally surrendered Option or (ii) one year from the date of grant of the Reload Option.

  (d) Restriction on Exercise. Any Reload Option granted pursuant to this
Section 15 shall vest immediately upon grant pursuant to Subsection (a) above.

  (e) Other Terms of Reload Options. All other terms of the Reload Options granted hereunder shall be identical to the terms and conditions of the original Option, the exercise of which gives rise to the grant of the Reload Option.

  16. RESERVATION OF SHARES

  Casino shall at all times keep reserved for issuance on exercise of Options granted pursuant to this Plan a number of authorized but unissued or reacquired shares of Common Stock equal to the maximum number of shares Casino may be required to issue on exercise of outstanding Options (whether or not then vested) granted pursuant to this Plan.

  17. AMENDMENT OF THE PLAN

  The Board of Directors may, at any time and from time to time, modify or amend this Plan in any respect effective at any date the Board of Directors determines; provided, however, that, without the approval of the stockholders of Casino the Board of Directors may not: (i) increase the maximum number of shares of Common Stock that may be issued on exercise of Options (whether or not then vested) granted pursuant to this Plan; (ii) change the categories of Participants eligible to receive Options; (iii) extend the period during which Options (whether or not then vested) may be exercised; (iv) change the provisions fixing the minimum Exercise Price; or (v) change the provisions as to termination of Options. No modification or amendment of this Plan shall, without the consent of the holder of an outstanding Option (whether or not then vested), adversely affect the holder's rights pursuant to that Option.

  18. TERMINATION OF THE PLAN

  The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person holding an outstanding Option, whether or not then vested, granted pursuant to this Plan prior to that date.